Exhibit 99.4

April 28, 2020

Separation Committee of the Board of Directors

Match Group, Inc.

8750 North Central Expressway

Dallas, Texas 75231

Re. Amendment No. 1 to the Registration Statement on Form S-4 of IAC/InterActiveCorp (“IAC”) and IAC Holdings, Inc., (File No. 333-236420), filed April 28, 2020 (the “Registration Statement”)

Ladies and Gentleman:

Reference is made to our opinion letter, dated December 19, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than IAC and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, Class B common stock, par value $0.001 per share, and Class C common stock, par value $0.001 per share, of Match Group, Inc. (the “Company”), taken in the aggregate, of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Transaction Agreement, dated as of December 19, 2019, by and among IAC, IAC Holdings, Inc., a wholly owned subsidiary of IAC, Valentine Merger Sub LLC, an indirect wholly owned subsidiary of IAC, and the Company.

The Opinion Letter is provided for the information and assistance of the Separation Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Financial Advisor to the Match Separation Committee”; “The Separation—Background of the Separation”; “The Separation—Match’s Reasons for the Separation; Recommendation of the Match Separation Committee; Recommendation of the Match Board of Directors—Recommendation of the Match Separation Committee”; “The Separation—Opinion of Financial Advisor to the Match Separation Committee”; and “The Separation—Certain Unaudited Prospective Financial Information of Match” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)